Exhibit 99.1

                                             NEWS
FINANCIAL
RELATIONS BOARD


COACTIVE MARKETING GROUP, INC.            FINANCIAL RELATIONS BOARD
------------------------------            -------------------------

Donald A. Bernard                         Marilynn Meek - General, 212-827-3773
Executive Vice President                  Susan Garland - Analysts, 212-827-3775
  & Chief Financial Officer
516-622-2830

FOR IMMEDIATE RELEASE

                         COACTIVE MARKETING GROUP CLOSES
                          $7.5 MILLION CREDIT FACILITY

Great Neck, NY, March 29, 2005 - CoActive Marketing Group, Inc. (Nasdaq
SmallCap: CMKG), an independent full service marketing, sales promotion and interactive services company, today announced that on March 24, 2005, it entered into an amended and restated credit facility with Signature Bank under which its borrowing ability was increased by approximately $3.5 million. The revised credit facility provides more favorable terms, including reduced rates of interest, and consists of a $4 million term loan to be amortized over 48 months, a three-year $3 million revolving line of credit, and a separate $500,000 letter of credit facility.

John Benfield, President of CoActive Marketing Group, commented, "The increase in the Company's line of credit, along with a strengthened balance sheet, provides us with additional working capital to support our anticipated level of operations for our fiscal year ending March 31, 2006."

CoActive Marketing Group, Inc. is a full-service marketing, sales promotion, and interactive services company that develops and manages integrated marketing, sales and promotional programs at both national and local levels for consumer product companies. The programs are geared towards growing incremental sales and profits by identifying and addressing key trade, sales and consumer trends.

This press release includes statements, which constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such statements reflect the current views of the Company with respect to future events based on currently available information and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in those forward-looking statements. Factors that could cause actual results to differ materially from the Company's expectations are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004 under "Risk Factors," including but not limited to "Outstanding Indebtedness; Security Interest," "Need for Additional Funding," "Recent Loss," "Dependence on Key Personnel," "Customers," "Unpredictable Revenue Patterns," "Competition," "Risks Associated with Acquisitions," "Expansion Risk," and "Control by Executive Officers and Directors." The Form 10-K may be obtained by accessing the database maintained by the Securities and Exchange Commission at http://www.sec.gov